          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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
                                            Quarter Ended       Three Quarters Ended
                                          -------------------   --------------------
                                          March 31,  March 31,  March 31,  March 31,
                                            1997       1996       1997        1996
                                           -------    -------    -------     -------
                                             (In millions, except per share amounts)
Primary:

  Average shares outstanding                  39.7       38.9       39.3        39.0
                                           =======    =======    =======     =======
  Net income                               $  55.6    $  44.2    $ 139.3     $ 118.1
                                           =======    =======    =======     =======
  Net income per share - primary           $  1.40    $  1.14    $  3.55     $  3.03
                                           =======    =======    =======     =======
Fully diluted:
  Total primary average shares
    outstanding                               39.7       38.9       39.3        39.0

  Dilutive stock options - based
    on treasury stock method using
    the greater of quarter-end market
    price or average market price               .2         .1         .2          .1
                                           -------    -------    -------     -------
  Average fully diluted shares
    outstanding                               39.9       39.0       39.5        39.1
                                           =======    =======    =======     =======

  Net income per share - fully diluted     $  1.39    $  1.13    $  3.53     $  3.02
                                           =======    =======    =======     =======
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